EXHIBIT 10.1

2011 ANNUAL MANAGEMENT INCENTIVE PLAN
CORPORATE SHARED SERVICES

This document sets forth the 2011 Annual Management Incentive Plan for Corporate Shared Services (the “Plan”) as established by the Compensation Committee of the Board of Directors of Integrated Electrical Services, Inc. (the “Company”).

I.	PERFORMANCE CRITERIA

The Committee has established the following performance criteria for Fiscal 2011 from which incentive awards under this Plan shall be made:

·	Corporate Consolidated Annual Operating Income

Under the Plan, Participants are assigned an incentive award target expressed as a percent of their annual base salary.  Based upon performance against pre-determined performance criteria, participants may earn a range of incentive award payouts relative to their target.  A minimum threshold performance of $1.0 million of consolidated annual operating income must be achieved before any incentive is payable under the Plan.

II.	INCENTIVE AWARD CALCULATIONS

A.	Corporate Shared Services. Awards under the Plan will be weighted 100% on Corporate and individual Participant performance and calculated based un the following four factors:

1.
Corporate Performance.  Achievement of or toward the Company’s annual operating plan (the “Performance Target”).  There is a threshold performance level below which no award will be earned and maximum performance level beyond which no additional award will be earned.  A participant’s annual incentive award will be increased or decreased based on corporate performance against predetermined performance criteria (see Exhibit A).

a)
Threshold Award:   The minimum performance criteria necessary to earn any incentive award under this Plan is Company  consolidated annual operating income for fiscal year 2011 of $1.0 million, which will entitle the Plan Participants to 25% of their respective annual incentive targets.  No additional incentive award is earned until the Company achieves 80% of the Performance Target, which will entitle the Plan Participants to 50% of their respective annual incentive targets.

b)	Target Award: The award to be paid for the Company’s attainment of 100% of the Performance Target is 100% of the Plan Participant’s respective annual incentive targets.

c)
Maximum Award:   The award to be paid for the Company’s attainment of 200% of the Performance Target is 200% of the Plan Participant’s respective annual incentive targets, which is the maximum level of incentive award payable under this Plan.

2.	Plan Modifiers. The second component in determining individual incentive awards under the Plan is the achievement of the Company’s annual safety performance target.

3.
Individual Performance.  The third component in determining individual incentive awards is attainment of individual goals and objectives established for the Participant during the Plan year.  Two to three individual goals will be set and weighted for each Participant during the plan year.  The CEO will establish individual goals and weightings for Section 16 Participants subject to review and ratification by the Committee.

4.
Management Discretion.  The Committee may in its sole discretion make downward or upwards adjustments to Awards based on “Individual Performance” considerations.  The amount of the adjustment may not be increased or decreased by an amount exceeding 50% of the proposed incentive award.  Discretionary adjustments may also be made for leadership behaviors that significantly impact strategic and operational initiatives of the Company; people development and other factors as determined by the Company.  Discretionary adjustments made to Plan participants may not result in a net increase in Plan funding.  The Committee shall have sole discretion to increase or decrease the annual incentive award made to the CEO.

III.	PAYMENT OF AWARDS

Participants will receive an annual cash incentive award paid as soon as administratively practicable after the Committee determines the amount of any such bonus to be awarded under the Plan.